Exhibit 10.1

CONTRACT	:	CONTRACT OF SALE OF HARKEN CRUDE
VALUE	:	UNDETERMINED.
TOTAL TERM	:	1 MAY 2005 TO APRIL 30, 2006

The following contracting parties: On the one hand, PETROBRAS COLOMBIA LIMITED, a corporation incorporated under the laws of the U.K. with a branch office duly constituted in Colombia and represented in this act by JOSE RAIMUNDO BRANDAO PEREIRA, of legal age, and alien I.D. No. 307.839 issued in Bogotá in his capacity as General Manager, hereinafter referred to as THE BUYER, and on the other hand, HARKEN DE COLOMBIA LTD, a corporation incorporated under the laws of the Cayman Islands, with a branch office established in Colombia in accordance with Public Deed No. 406 dated 19 February 1993, issued by the Eleventh Notary Public of the Bogotá Circle, whose main business address is in Bogotá D.C., hereinafter referred to for all purposes as THE SELLER, represented by GUILLERMO SÁNCHEZ B., as certified in the Certificate of Existence and Legal Representation of the Bogotá Chamber of Commerce, of legal age, resident in the city of Bogotá, identified with U.S. Passport No 132457597, have agreed to execute this contract of oil purchase/sale subject to the following clauses:

WHEREAS:

a)	On 29 December 2003, ECOPETROL S.A. and THE SELLER entered into the Alcaraván Association Contract.

b)	THE SELLER maintains in production under the Alcaraván Association Contract the Estero and Cajaro wells located in the Paloblanco Field and the Canacabare well, located in the Anteojos field, in the municipalities of Maní and Orocué, province of Casanare.

c)	On 14 September 2004, the AGENCIA NACIONAL DE HIDROCARBUROS and THE SELLER entered into the Rio Verde exploration and explication contract.

d)	THE SELLER maintains in production under the Rio Verde Field Contract the Macarenas and Tilodiran wells. The Paloblanco, Anteojos and Rio Verde Fields shall hereinafter be referred to as The Fields.

e)	That THE SELLER maintains in production the Olivo well within the Bolivar Association Contract and the Catalino-Olivo Field. Palo Blanco, Anteojos and Rio Verde shall hereinafter be referred to as the “Fields”.

f)	That THE SELLER maintains in production the Torcaz 2 and Torca 3 wells within the Bocachico Association Contract and the Torcaz Field. Palo Blanco, Anteojos, Rio Verde, Catalina-Olivo and Torcaz fields shall hereinafter be referred to as the “Fields”.

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g)	In performance of such contracts, 100% of their production belongs to THE SELLER, after discounting the nation’s royalties, excluding production from the Cajaro well in the Alcaravan Association Contract, whose Commerciality was declared and, consequently, 50% of the production, discounting the nation’s royalties, belongs to ECOPETROL.

h)	By means of communication UN-COL/GEAL 0052/2005, THE SELLER presented a proposal to THE BUYER for the purchase of Oil from the aforementioned fields owned by THE BUYER.

i)	THE SELLER by means of communication GG-095-05 accepted the above-mentioned offer in the conditions indicated in such letter.

j)	THE BUYER and THE SELLER hereby agree on the sale of the oil owned by THE SELLER produced in the Fields.

Based on the above, THE BUYER and THE SELLER

AGREE:

CLAUSE ONE.—PURPOSE AND QUANTITIES: THE SELLER is hereby bound to sell and deliver to THE BUYER and THE BUYER is bound to receive and pay for, in the conditions provided herein, the oil corresponding to the Fields, corresponding to the share it owns, as follows:

Alcaravan Association Contract, Sole Risk Modality:

-	Production equivalent to 100% after royalties.

Alcaravan Association Contract, Cajaro Commercial Area:

-	Production equivalent to 50% after royalties

Rio Verde Exploration and Exploitation Association Contract:

-	Production equivalent to 100% after royalties.

Bolívar Association Contract, Sole Risk Modality:

-	Production equivalent to 100% after royalties.

Bocachico Association Contract, Sole Risk Modality:

-	Production equivalent to 100% after royalties.

PARAGRAPH 1: The volumes of oil purchased shall be those included in each shipment of Vasconia blend, made by Petrobras, as per the information provided by OCENSA or by the party acting as the programmer of Vasconia Blend oil shipments.

PARAGRAPH 2: THE BUYER shall ask OCENSA to include the oil in the volumetric compensation carried out by the Company to establish the volume of Vasconia Mix crude oil that corresponds to each barrel of oil produced in the Fields delivered by THE SELLER in the Santiago Field.

PARAGRAPH 3: THE BUYER shall be in control of all the operations and activities deemed necessary for an efficient technique and economical operation of the oil management in the Santiago

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Station. THE BUYER shall not be held responsible for losses caused on THE SELLER for delays in receipt of the crude due to operational difficulties of the Santiago Field production station.

PARAGRAPH 4: THE BUYER shall be responsible for any damage caused to THE SELLER, provided these have been caused due to negligence or willful misconduct of THE BUYER, for not shipping the oil that is the subject matter of this contract in accordance with Paragraph One.

PARAGRAPH 5: Oil from the Torcaz fields (Puerto Salgar, Cundinamarca) and Olivo (Aguachica, Cesar), will be included in the blend available for sale in the Estero Field, except that Harken de Colombia Ltd., shall make use at any time of the crude blend from Olivo, Torcaz, Macarenas and Cajaro to market it as it deems convenient. To such end, THE SELLER shall so notify in writing at least thirty (30) days in advance.

CLAUSE TWO.—QUALITY: The typical quality of the oil to be purchased shall have the following specifications: Minimum API gravity 18° API, 0.5% of BS&W and less than 1% sulfur content, with the specifications indicated in Attachment A to this Contract, which forms a part of it.

PARAGRAPH 1: The quality referenced in this Clause corresponds to that of the oil delivered to THE BUYER, produced in the Fields. When any of the specifications indicated are not within those that have been pointed out, THE BUYER reserves the right to receive the oil and purchase it. It is understood that THE SELLER shall make his best effort to deliver the crude oil contracted with the BSW and salt content within the parameters agreed. Any variation regarding the quality specifications indicated above that is accepted by both parties shall be registered in a document signed by the representatives of the parties.

PARAGRAPH 2: The quality mentioned in this Clause shall refer to the CRUDE BLEND passing through the inlet flange of the LACT unit described herein in Clause Three.

CLAUSE THREE.—DELIVERY SITE AND OWNERSHIP: The oil that is the subject matter of this purchase/sale contract shall be delivered by THE SELLER to THE BUYER at the inlet flange of the LACT unit, point of arrival of the Estero pipeline to the Santiago Field Station, which belongs to the Upia Association.

CLAUSE FOUR.—EFFECT: This contract shall be in effect as of 1 May 2005 to 30 April 2006. Notwithstanding the above, this contract shall be extended automatically for a period equal to the initial period, unless either of the Parties gives thirty days notice of its intent not to renew the contract.

CLAUSE FIVE.—PRICES: The oil price indicated in this contract, placed at the delivery site agreed upon and mentioned in Clause Three of this Contract, shall be that obtained by Petrobras in its Vasconia Blend exports, deducting the following charges as indicated below:

a) Commercialization charges of US$ 0.05/barrel exported

b) Rate for third parties of the Oleoducto de Colombia, minus a 10% discount.

c) Transportation fees from Ocensa’s El Porvenir—Vasconia pipeline

d) Transportation fees to El Porvenir through the pipeline of US$ 0.5708/barrel.

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e)	Transportation taxes from the Santiago—El Porvenir, El Porvenir—Vasconia, and Oleoducto de Colombia pipelines from Vasconia to Coveñas.

PARAGRAPH: The transportation fees shall be readjusted every year on January 1st, n accordance with the “F” factor established in Resolution 058 / 2 May 1980, issued by the Ministry of Mines and Energy. Notwithstanding the above, if for any reason a new resolution is enacted by the Ministry of Mines and Energy and, thus, new fees are established, then the new ones shall immediately apply.

CLAUSE SIX.—BILLING AND FORM OF PAYMENT: Based on the volume of oil exported by THE BUYER, THE SELLER shall bill THE BUYER, at his offices in Bogotá. D.C., once THE BUYER has provided the information required, which shall be provided ten (10) days following the date on the “Bill of Lading” corresponding to the export in which the oil from the Fields has been included. Payments shall be made in U.S. Dollars thirty days following the date on the “Bill of Lading” to the account indicated by THE SELLER. In order to do so, THE SELLER shall present the invoice at least 15 days in advance of the date on the “Bill of Lading”. The original invoice must be sent in original and registered at the window that receives invoices. PARAGRAPH 1: THE BUYER shall have a period of ten (10) days after receiving the bills of oil sale to check or object to them. Any invoice that has not been objected to within these periods shall be considered final, correct and indisputable. Any adjustment or correction required on the invoice shall mean that the valid date of presentation is that upon which said adjustment or correction is received by THE BUYER. THE BUYER shall inform THE SELLER within the term provided of any invoice that has been objected to, for it to be adjusted and corrected, clearly specifying the items that must be adjusted or corrected and the corresponding reasons therefor.

PARAGRAPH 1: In the event that for any reason the price of an export made by THE BUYER, in which the crude that is the subject matter of this Contract is not available within the term established in this Clause, THE BUYER can use a provisional price for THE SELLER to invoice provisionally the oil for the time being and for the payment to be made within the term of thirty days following the date on the “Bill of Lading” agreed in this Clause. As soon as THE BUYER learns the actual price of the export, he shall inform THE SELLER for the latter to make the respective adjustments on the invoice corresponding to the following shipment in which Estero oil will be included.

PARAGRAPH 2: THE SELLER shall bill THE BUYER for the value of the oil sales of the corresponding period plus the VAT applicable on domestic sales.

CLAUSE SEVEN. INSPECTION AND MEASUREMENT: The quality parameters indicated in Clause Two of this Contract (    °API,    % of sulfur, BSW and Salt) shall be determined in accordance with the operating procedures established by mutual agreement between the Parties according to a written document. The certification of quality and volume received shall be delivered by PETROBRAS COLOMBIA LIMITED. If both the dynamic and static measurements are available, the dynamic measurement shall be considered official and the static measurement shall be used as a redundant measurement. As for the sites where there is only static measurement (manual and automatic), the manual measurement shall be considered official and the automatic measurement shall be redundant. All the equipment and/or instruments used for dynamic and static measurement systems must be calibrated.

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The sulfur content of the oil for effects of billing shall be the value reported by the Instituto Colombiano del Petróleo—ICP, in accordance with the biannual analyses carried out on each crude. THE BUYER shall update this information biannually and present it to THE SELLER. Either of the Parties may designate an independent inspector at any time to certify the quality and quantity, verify the gauging of the tanks or the calibration of the volume measurement instruments. The cost shall be shared in equal parts between THE BUYER and THE SELLER.

CLAUSE EIGHT.—TERMINATION: THE SELLER or THE BUYER may at any time consider this contract of sale terminated with no obligation to indemnify the other party for any damage, provided said decision is communicated to the other party in writing at least thirty (30) calendar days in advance of the actual date of termination of the contract.

CLAUSE NINE.—TRANSFER: THE SELLER may not assign, sell or transfer all or any part of its rights and obligations contracted herein to a third party without the prior written consent from the other party.

CLAUSE TEN.—RESPONSIBILITY: THE SELLER SHALL be held responsible for the management and transportation of the crude oil that is the subject matter of this contract to the delivery site established in Clause Three herein. Therefore, THE SELLER assumes responsibility for any event that may arise before reaching the delivery site. THE SELLER must have a contingency plan to remedy these situations, including those derived from spills and damage caused by the transporters used by THE SELLER. PARAGRAPH: THE SELLER is bound to comply with and have its contractors comply with all the security policies in effect to access the Petrobras facilities in the Santiago Field. THE BUYER reserves the right to allow access to the facilities of the Santiago Field in the event of non-compliance with these norms, which, in turn, must be informed by THE BUYER to THE SELLER for their fulfillment.

CLAUSE ELEVEN.—FORCE MAJEURE: Neither THE BUYER nor THE SELLER shall be held responsible for the failure to fulfill nor the unsatisfactory fulfillment of any or all of the obligations indicated herein, if said failure is caused by events that constitute duly proven force majeure or acts of God. Force majeure shall not release THE BUYER from his obligation to pay THE SELLER for the invoices on account of oil delivered by THE SELLER, in accordance with the terms stipulated herein.

CLAUSE TWELVE.—APPLICATION OF COLOMBIAN LAW: This contract is governed by Colombian law and the Parties waive the right to diplomatic claim as regards the rights and obligations in this contract, except in the event of denial of justice. PARAGRAPH: For all purposes of this contract, it is understood that the provisions of Article 25 of Law 40 / 1993 have been incorporated herein, along with the ruling issued by the Constitutional Court regarding said Article on November twenty fourth (24), 1993 (Docket D-275) and Chapter Two, Section Two, Part Two of Law 418 / 1997.

CLAUSE THIRTEEN.—NOTICES: All notices provided in accordance with this contract must be sent by registered mail, fax, telex, or delivered at the addresses indicated below, and they will be considered received at the respective address on the date that appears on the receipt of the letter or on the date upon which it is sent by telex or fax: THE BUYER Petrobras Colombia Limited Care of:

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Miguel Olarte, Carrera 7 número 71 –21, piso 17 Torre B - FAX 3135149. THE SELLER Harken de Colombia Ltd, Calle 114 No. 9-01, Oficina 10-03, Edificio Teleport, Torre A, Bogotá.

CLAUSE FOURTEEN.—TAXES AND EXPENSES: Both parties of this purchase/sale contract declare that they are aware of and accept the taxes and/or withholding applicable to them in accordance with the current laws. In the event that remittance taxes are caused, these will be paid for by THE SELLER. The stamp tax shall be paid in equal parts between THE SELLER and THE BUYER. For the effects of the stamp tax, this sale shall be considered for an undetermined but determinable amount. Its final value will result from applying the unit prices agreed in Clause Five herein by the volume delivered in accordance with production and the share interest of THE SELLER in the Alcaraván Association Contract or the Rio Verde Exploration and Exploitation Contract. In addition, THE SELLER hereby declares that he is aware of and will subject to any other withholding applicable by virtue of entering into and fulfilling of this transaction.

CLAUSE FIFTEEN.—SETTLEMENT OF CONTROVERSIES: a) Any controversy that may arise due to this Contract related to technical matters that cannot be settled directly by the Parties during the performance of the Contract shall be settled recurring to friendly procedures as regulated in the Colombian Business Code. The friendly mediator for each controversy shall be appointed by mutual agreement between THE BUYER and THE SELLER. The friendly settlement process shall take place at the offices of the friendly mediator in Bogotá D.C., in Spanish. Each party shall have the right to refer any controversy to the friendly mediator, notifying the other Party and the friendly mediator in a timely manner, where said notice must indicate the following terms that must be accepted by the friendly mediator by means of a tripartite agreement with THE BUYER and THE SELLER: (I) the friendly settlement shall be made in accordance with the applicable Colombian law; (II) The documentary evidence shall not require the presentation of certificates of legalization, unless required by the friendly mediator; (III) The term to prepare the pleadings and supporting evidence by the parties shall be forty five (45) business days as of the date of the tripartite agreement indicated above; (IV) The last day of the period of forty-five (45) business days referred to in Section III shall be the only date upon which the pleadings can be presented before the friendly mediator; and (V) A term of 30 Colombian business days for the Friendly mediator to settle the controversy in writing staring on the Colombian business day following the period of forty-five (45) business days indicated in Section III. Each friendly settlement shall have the effect of a transaction as per Colombian Law, and therefore constitutes res judicata. If the Friendly mediator fails to deliver the settlement within the term established above, the decision, if any, shall not be binding for the Parties, and either Party shall have the right to refer the controversy to arbitration in accordance with Section b) of this clause. If THE BUYER and THE SELLER cannot agree on the friendly mediator by the thirtieth (30) day following the notice of said controversy, either Party shall have the right to refer it to arbitration as prescribed by Section b) of this clause. b) Any controversy regarding this Contract other than those settled in accordance with Section a) of this clause, except for that agreed expressly therein, which cannot be settled directly by the parties during the performance of the contract, shall be settled by arbitration in accordance with the rules of arbitration subject to the Bogotá Chamber of Commerce. Said arbitration shall be carried out with a panel of three arbitrators appointed by mutual agreement between the parties. Should an agreement not be reached, the arbitrators will be chosen by lots drawn to decide on them by the Chamber of Commerce in Bogotá, D.C., Colombia and conducted in Spanish. The decision of the arbitrators shall be final and binding for the Parties, to obtain jurisdictional decision of enforcement in any court with jurisdiction over the Party that will execute it.

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c) The arbitrators shall base their decision on the law and the applicable law will be Colombian law. d) Any fees and expenses associated with the friendly settlement according to Section a) of this clause or arbitration according to Section b) of this clause shall be paid by the losing party. The fees and expenses associated with the actions required to enforce the decision of the arbitrator shall be paid by the party against which the execution has been established.

In witness whereof, this document is signed in Bogotá D.C. on the eighteen day of April 2005, two thousand five (2005), in two identical copies.

THE BUYER	THE SELLER

JOSE RAIMUNDO BRANDAO PEREIRA	GUILLERMO SANCHEZ B.